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                                                                     EXHIBIT 5.1

                         [Letterhead of Eric M. Sherbet]


                                                              February 14, 2001

RE:     Avaya Inc.
        211 Mount Airy Road
        Basking Ridge, New Jersey 07902

Dear Sirs:

         With reference to the Registration Statement on Form S-8 which Avaya Inc. (the "Company") proposes to file with the Securities and Exchange Commission the "SEC") under the Securities Act of 1933, as amended, registering 64,476,299 common shares, par value $.01 per share, (including an equal number of Preferred Stock Purchase Rights that initially trade with the common shares) of the Company (the "Shares") which may be offered and sold by the Company under the Avaya Inc. 2000 Long Term Incentive Plan, the Avaya Inc. Long Term Incentive Plan for Management Employees, the Avaya Inc. Broad-Based Stock Option Plan, the Avaya Inc. 2000 Stock Compensation Plan for Non-Employee Directors, the Avaya Inc. Variable Workforce Savings Plan, the Optimay Corporation Stock Option Plan for Avaya Employees, the Livingston Enterprises, Inc. 1994 Stock Option Plan for Avaya Employees, the Prominet Corporation 1996 Stock Option Plan for Avaya Employees, the Mosaix, Inc. 1997 Nonofficer Stock Incentive Compensation Plan for Avaya Employees, and the Mosaix, Inc. 1996 Amended and Restated Stock Incentive Compensation Plan for Avaya Employees (the "Plans"), I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plans and the resolution of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

                                       Very truly yours,




                                       /s/ Eric M. Sherbet
                                       Corporate Counsel